Exhibit 99.1

Pinterest Q1 2020 Letter to Shareholders
May 5, 2020
Q120 Highlights
•Our Q1 revenue grew 35% year over year to $272 million. We began to experience a sharp deceleration in the middle of March as advertisers responded to changes in demand related to COVID-19.
•Our Q1 GAAP net loss was $141 million. Our Q1 Adjusted EBITDA was $(53) million.
•Global MAUs grew 26% year over year to 367 million in Q1 as we grew MAUs to new highs in both the U.S. and international geographies.
•Since mid-March, we’ve seen record levels of engagement globally (in impressions, searches, saves, board creation and visitation), driven by Pinners staying home as well as recent product innovations.
Q120 Business Highlights
The world has changed dramatically since we wrote our last Shareholder Letter. The COVID-19 pandemic is reshaping lives and businesses around the world, and Pinners and Pinterest are no exception.
Our mission — to bring inspiration that helps people create lives they love — has never been more relevant. This letter will update you on the progress we’ve made against our four core strategic goals and describe how this progress has strengthened our ability to serve Pinners and businesses in this changed environment.
Our current strategic priorities of content, use case expansion, shopping and diversifying our advertiser base are well-suited for this moment.
Inspiring Content
Our goal to make Pinterest the home of exceptional content is essential right now because people need both inspiration and information about how to navigate their new reality. The first priority has been to help Pinners access reliable information about COVID-19 on our service. When the crisis began in mid-March, we launched a custom search experience featuring results from experts; a homepage banner that links to WHO facts; a ban on ads that claim to offer cures or treatments; and we continued to offer an easy way to report health misinformation.
We’ve also accelerated our work on projects that help Pinners stay inspired as they adjust to new norms. We launched the Today tab, a curated feed of daily inspiration with trending topics and Pins that makes it easy to explore timely ideas. While the home feed continues to show personalized recommendations, the Today tab surfaces popular ideas based on what's going on in the world and trending searches. For example, we’re showing inspiration in categories that are particularly popular right now like Mother’s Day crafts; best tops to wear on a video conference; mastering living room workouts; and planting fast-growing vegetables. By enabling more curation, the Today tab also helps make Pinterest content more relevant in international markets as we scale our traditional organic content efforts in new geographies. The feature is now live in 15 countries.
Expansion of Use Cases
In the early days of physical isolation (starting in mid-March), use of Pinterest dipped as many US and European users prepped to shelter in place, but since then we’ve seen significant increases across multiple engagement metrics as home-bound Pinners use the service to reimagine their lives. We saw a significant increase in searching and saving on the platform as Pinners looked for practical solutions on how to educate and entertain their kids, how to clean during quarantine, what food to put in the pantry and how to make masks. Recently we’ve started to see people return to more future-oriented interests such as vacation and event planning.
As Pinners face novel challenges, they are discovering new use cases as well as deepening existing ones, and we’ve launched features to support both of these outcomes. The launch of the Today Tab as well as increased home feed variety encourage use case expansion by giving Pinners a curated set of timely new ideas, and since mid-March, we've seen an increase in users who engage in more than two use cases. To help Pinners engage more deeply with their existing interests, we launched the ability to add dates to event-specific boards, which helps us recommend event-related content only when it's relevant. And using computer vision and machine learning, Pinners can now effectively auto-organize boards by grouping Pins on similar topics into logical sections. For example, a general

Fashion board can be automatically organized into sections such as Shoes, Dresses, Shirts, Pants, etc. Board creation and revisitation reached all-time highs on a global basis in April.
Shopping
Our vision is for Pinners to be able to easily discover and buy products from merchants they trust. The first part of that strategy is to increase our inventory of reliable products, and we’ve made significant strides recently. Catalog feed uploads increased 144% sequentially in Q1, boosted in part by the migration of existing merchants participating in our Shopify beta test and the Verified Merchant Program. Merchants in the program get distribution on high-intent shopping surfaces as well as access to a new analytics tool that lets them measure the sales impact of both paid and organic Pins on Pinterest. Crate & Barrel and Made Trade are examples of early adopters to the program, and we now have hundreds of merchants signed up. While we believe that the program will gain significant traction over the long term (particularly as continued lockdowns accelerate the shift of offline shopping online), it’s still early days.
At the same time, we’re making it easier for users to pivot from inspiration to purchasing. We built better shopping experiences throughout Pinterest in Q1. At the end of February, Pinners who engaged with organic shopping content on Pinterest had increased 44% year over year, and total organic traffic to retailers increased 2.3x, showing engagement gains even before users began sheltering in place. Pinners engaging with shopping content continued to increase year over year through March and April.
Supporting and Diversifying Our Advertiser Base
We are supporting our advertisers during this challenging time by delivering on goals we’ve been pursuing for the past several quarters, namely to create measurable value for conversion-oriented marketers and to make it easier for more businesses to spend and scale on our platform.
In the current environment, marketers are looking for concrete returns on their ad spend, and Pinterest is increasingly proving its value for advertisers seeking conversion events. During Q1, revenue from both conversion optimization objectives and shopping ads grew faster than our overall revenue. Advertisers are increasingly able to predict and measure affordable conversions on Pinterest. And attributed conversions on Pinterest have grown significantly; in April, they increased by almost 40% compared to March.
We also are continuing to make it easier for marketers to use our services and scale on our platform, which in turn helps diversify our advertiser base and improve ad relevance. We are doing this in part through better automation of our Ads Manager, which helps attract and retain mid-sized advertisers. Automatic bidding for traffic objectives launched last quarter and aims to get an advertiser the most clicks at the lowest possible CPC while also spending their entire budget. There has been strong adoption of this product, which now comprises about half of CPC spend and an even larger percent of CPC advertisers. We expect to roll out automatic bidding for conversion optimization objectives over the next few months.
Finally, our partnership with Shopify is helping smaller merchants get onto Pinterest. The integration is now live to all Shopify merchants in the U.S and Canada. With just a few clicks on the Shopify merchant dashboard, Shopify merchants can seamlessly set up their Pinterest Tag, upload their Product Catalogs to Pinterest and create Pinterest ad campaigns. We are excited to welcome more Shopify merchants to Pinterest, but we do not expect this integration to significantly impact our near-term revenue.

Q120 Financial Highlights
Q1 revenue grew 35% year over year to $272 million. We began to experience a sharp deceleration in revenue growth in the middle of March as advertisers responded to changes in demand related to the COVID-19 pandemic. During the quarter, our growth was primarily driven by video, conversion optimization and shopping ad products as well as by CPG advertisers. Global MAUs grew 26% year over year to 367 million. Since mid-March, we’ve seen record levels of engagement globally (in impressions, searches, saves, board creation and visitation), driven by Pinners staying home as well as recent product innovations. Our GAAP net loss was $141 million or (52)% of revenue. Our Adjusted EBITDA was a loss of $53 million, resulting in an EBITDA margin of (20)%.
Users
MAUs (monthly active users) at quarter-end were 367 million, representing growth of 26% year over year. We once again grew MAUs to new highs in both the U.S. and international geographies. Since mid-March, we’ve seen record levels of engagement globally, driven by Pinners staying home as well as recent product innovations. In particular, we experienced new highs across the full funnel of user experiences, such as impressions, searches, saves, board creation and visitation.
By region:
•U.S. MAUs were 90 million, an increase of 6% year over year compared to 85 million at the end of Q1 of the previous year.
•International MAUs were 277 million, an increase of 34% year over year in comparison to the 206 million at the end of Q1 of the previous year.
Revenue
Total revenue was $272 million, an increase of 35% year-over-year compared to Q119. We began to experience a sharp deceleration in growth in the middle of March as advertisers responded to COVID-19. Our performance was driven by a combination of international and U.S. growth.
By region1:
•Total U.S. revenue was $237 million, an increase of 27% year over year. U.S. revenue growth was largely driven by ARPU expansion and also supported by growth in U.S. MAUs. Our strongest growth contributions came from our video, conversion optimization and Shopping ads products as well as from CPG advertisers.
•Total international revenue was $35 million or 13% of revenue, an increase of 136% year over year and compared to 7% of revenue in Q119. International revenue growth was driven by an increase in ARPU and by growth in international MAUs.
ARPU
Global ARPU grew 7% year over year to $0.77, compared to $0.73 in Q119. An increase in advertising demand from advertisers on our platform drove higher ARPU year over year globally. This resulted from an increase year over year in the number of advertisements served as well as an increase in the price of advertisements, but the impact of the latter was not significant. We remain focused on expanding our advertiser breadth and diversity because doing so helps us serve the most relevant commercial content to our users. We believe our ability to serve the most relevant commercial content to our users will support higher pricing over time. We continued to grow our active advertisers to new levels. Geographic mix was a headwind to global ARPU growth, as the number of international users grew faster than the number of U.S. users.
_______________________
1 Revenue is geographically apportioned based on our estimate of the geographic location of our users when they perform a revenue-generating activity. US and international may not sum to Global due to rounding. This allocation differs from our disclosure of revenue disaggregated by geography in the notes to our condensed consolidated financial statements where revenue is geographically apportioned based on our customers’ billing addresses.

By region:
•U.S. ARPU was $2.66, an increase of 18% year over year.
•International ARPU was $0.13, an increase of 76% year over year. International ARPU remains in the early stages, as we have only begun to execute on our strategy to provide ads that are useful and inspiring to our users in regions outside of the U.S.
Expenses
Total costs and expenses were $418 million, including $81 million of share-based compensation (SBC) and amortization of acquired intangible assets. Our total costs and expenses grew 69% year over year primarily due to an increase in SBC following our April 2019 IPO. Total non-GAAP costs and expenses2 were $337 million, representing 124% of revenue compared to 122% of revenue in the year-ago quarter. Our non-GAAP costs and expenses grew 37% year over year, reflecting headcount growth to improve our user experience and core technology and increasing our sales coverage. Our loss from operations totaled $146 million, or (54)% of revenue, compared to a loss of $45 million and (22)% for the same period in 2019. Non-GAAP loss from operations2 was $65 million, or (24)% of revenue, compared to a loss of $44 million, or (22)% for the same period in 2019.
Costs and expenses
Cost of revenue was $99 million or 36% of revenue, comparable to 36% in the year-ago quarter. Non-GAAP cost of revenue was $98 million or 36% of revenue, flat as a percent of revenue compared to the year-ago quarter. This remained flat as a percent of revenue due to growth in ARPU offset by an increase in higher absolute hosting costs due to user growth.
Research and development expenses were $146 million, up 101% year over year, driven by an increase in SBC following our April 2019 IPO. On a non-GAAP basis, expenses grew 35% year over year to $97 million. The growth was due to higher headcount, which drove higher personnel and facilities-related costs.
Sales and marketing expenses were $117 million, up 53% year over year, driven by an increase in SBC following our April 2019 IPO. On a non-GAAP basis, expenses grew 35% year over year to $103 million. The growth was due to higher headcount, which drove higher personnel and facilities-related costs.
General and administrative expenses were $56 million, up 132% year over year, driven by an increase in SBC following our April 2019 IPO. On a non-GAAP basis, expenses grew 64% year over year to $39 million. The growth was due to higher headcount, which drove higher personnel and facilities-related costs.
Share-based compensation expense was $81 million in Q120 compared to $1 million in Q119. Until our IPO, our RSUs were subject to both a service condition and a performance condition, and the performance condition was satisfied in connection with our IPO. Because our IPO was completed in April 2019, we did not record any share-based compensation expense for RSUs in periods prior to our IPO in Q219. As of March 31, 2020, we had $623 million of unrecognized share-based compensation expense, which we expect to recognize over a weighted-average period of 3.1 years.
Net loss and Adjusted EBITDA3
Net loss was $141 million or (52)% of revenue, compared to a loss of $41 million, or (21)% for the same period in 2019. Non-GAAP net loss2 was $60 million, or (22)% of revenue, compared to a loss of $40 million, or (20)% for the same period in 2019.
Adjusted EBITDA3 was $(53) million, or (20)% of revenue, compared to the year-ago quarter Adjusted EBITDA of $(38) million, or (19)% of revenue. Our EBITDA margin was down slightly year over year as we continued to invest in our strategic priorities to support long term growth combined with revenue deceleration at quarter-end.

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2 This non-GAAP financial measure excludes share-based compensation (SBC) and amortization of acquired intangible assets. For more information on this, please see “About non-GAAP financial measures.”
3 This non-GAAP financial measure excludes SBC, depreciation and amortization expense, interest income, interest expense and other income (expense), net and provision for income taxes. For more information on this, please see “About non-GAAP financial measures.”

Balance sheet and cash flows
We ended the quarter with approximately $1.74 billion in cash, cash equivalents, and marketable securities.
Net cash provided by operating activities for the three months ended March 31, 2020 was $57 million, an increase compared to $33 million in the same period last year.

Guidance
Given the uncertainties related to the ongoing COVID-19 pandemic and the rapidly shifting macroeconomic conditions, we are not providing guidance expectations for revenue or Adjusted EBITDA for 2020. Please note the following regarding our costs:
•Our cost of revenue has generally grown with users rather than revenue, which in this environment puts some pressure on gross margins.
•We expect to continue to grow operating expenses in Q220 year over year, but at a slower pace compared to Q120.
Our strategic priorities for 2020 remain content, ads diversification, use case expansion and shopping. Today more than ever, Pinterest is a place to inspire people with helpful and actionable information while helping business partners succeed with the tools and insight they need most. We will continue to invest in these priorities in the coming year as we pursue and prioritize long-term growth. And we have a strong balance sheet to support that, with $1.7 billion in cash, cash equivalents, and marketable securities and a $500 million undrawn revolver. At the same time, we want to be prudent in the current environment, so we are making adjustments to our expenses where appropriate.

Closing
We will host a Q&A webcast at 2:00pm Pacific time/5:00pm Eastern time today to discuss these results. A live webcast will be available on Pinterest’s Investor Relations website at investor.pinterestinc.com. Thank you for taking the time to read our letter, and we look forward to your questions on our call this afternoon.
Sincerely,

Ben Silbermann	Todd Morgenfeld
Co-Founder, President and CEO	CFO

Forward-looking statements
This letter to shareholders may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties, including, among other things, statements about our future operational and financial performance. Words such as "believe," "project," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of advertising activity; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery, including advertising activities, when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the scope and impact of the recent outbreak of COVID-19 on our planned investments, operations, expenses, revenue, cash flow, liquidity and users; our ability to attract and retain Pinners and engagement levels; our ability to provide useful and relevant content; risks associated with new products and changes to existing products as well as other new business initiatives; our ability to maintain and enhance our brand and reputation; compromises in security; our financial performance and fluctuations in operating results; our dependency on internet search engines’ methodologies and policies; discontinuation, disruptions or outages in authentication by third-party login providers; changes by third-party login providers that restrict our access or ability to identify users; competition; our ability to scale our business and revenue model; our reliance on advertising revenue and our ability to attract and retain advertisers and effectively measure advertising campaigns; our ability to effectively manage growth and expand and monetize our platform internationally; our lack of operating history and ability to attain and sustain profitability; decisions that reduce short-term revenue or profitability or do not produce expected long-term benefits; risks associated with government actions, laws and regulations that could restrict access to our products or impair our business; litigation and government inquiries; privacy, data and other regulatory concerns; our ability to protect our intellectual property; real or perceived inaccuracies in metrics related to our business; disruption, degradation or interference with the hosting services we use and infrastructure; our ability to attract and retain personnel; and the dual class structure of our common stock and its effect of concentrating voting control with stockholders who held our capital stock prior to the completion of our initial public offering. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are available on our investor relations website at investor.pinterestinc.com and on the SEC website at www.sec.gov. All information provided in this letter to shareholders and in the attachments is as of May 5, 2020. Undue reliance should not be placed on the forward-looking statements in this letter to shareholders, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

About non-GAAP financial measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we use the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative), non-GAAP loss from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share. The presentation of these financial measures is not intended to be considered in isolation, as a substitute for or superior to the financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparative purposes. We compensate for these limitations by providing specific information regarding GAAP amounts excluded from these non-GAAP financial measures.
We define Adjusted EBITDA as net income (loss) adjusted to exclude depreciation and amortization expense, share-based compensation expense, interest income, interest expense and other income (expense), net and provision for income taxes. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue. Non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative) and non-GAAP net income (loss) exclude amortization of acquired intangible assets and share-based compensation expense. Non-GAAP income (loss) from operations is calculated by subtracting non-GAAP costs and expenses from revenue. Non-GAAP net income (loss) attributable to common stockholders is calculated by subtracting any non-GAAP net income allocated to participating securities from non-GAAP net income (loss). Non-GAAP net income (loss) per share is calculated by dividing non-GAAP net income (loss) attributable to common stockholders by diluted weighted-average shares outstanding. We use Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share to evaluate our operating results and for financial and operational decision-making purposes. We believe these non-GAAP financial measures help identify underlying trends in our business that could otherwise be masked by the effect of the income and expenses they exclude. We also believe these non-GAAP financial measures provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We present these non-GAAP financial measures to assist potential investors in seeing our operating results through the eyes of management and because we believe these measures provide an additional tool for investors to use in comparing our operating results over multiple periods with other companies in our industry. There are a number of limitations related to the use of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share rather than net loss, net margin, total costs and expenses, income (loss) from operations, net income (loss) and net income (loss) per share, respectively, the nearest GAAP equivalents. For example, Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets, although these assets may have to be replaced in the future, and share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense and an important part of our compensation strategy.
For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the tables under "—Reconciliation of GAAP to non-GAAP financial results" included at the end of this letter to shareholders.

Limitation of key metrics and other data
The numbers for our key metrics, which include our MAUs and ARPU, are calculated using internal company data based on the activity of user accounts. We define a monthly active user as an authenticated Pinterest user who visits our website, opens our mobile application or interacts with Pinterest through one of our browser or site extensions, such as the Save button, at least once during the 30-day period ending on the date of measurement. We present MAUs based on the number of MAUs measured on the last day of the current period. We define ARPU as our total revenue in a given geography during a period divided by the average of the number of MAUs in that geography during the period. We calculate average MAUs based on the average between the number of MAUs measured on the last day of the current period and the last day prior to the beginning of the current period. We calculate ARPU by geography based on our estimate of the geography in which revenue-generating activities occur. We use these metrics to assess the growth and health of the overall business and believe that MAUs and ARPU best reflect our ability to attract, retain, engage and monetize our users, and thereby drive revenue. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring usage of our products across large online and mobile populations around the world. In addition, we are continually seeking to improve our estimates of our user base, and such estimates may change due to improvements or changes in technology or our methodology.

PINTEREST, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$740,833	$649,666
Marketable securities	995,875	1,063,679
Accounts receivable, net of allowances of $5,889 and $2,851 as of March 31, 2020 and December 31, 2019, respectively	212,215	316,367
Prepaid expenses and other current assets	32,565	37,522
Total current assets	1,981,488	2,067,234
Property and equipment, net	90,357	91,992
Operating lease right-of-use assets	172,927	188,251
Goodwill and intangible assets, net	14,319	14,576
Restricted cash	23,791	25,339
Other assets	5,730	5,925
Total assets	$2,288,612	$2,393,317
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,749	$34,334
Accrued expenses and other current liabilities	133,050	141,823
Total current liabilities	170,799	176,157
Operating lease liabilities	158,298	173,392
Other liabilities	21,035	20,063
Total liabilities	350,132	369,612

Commitments and contingencies

Stockholders’ equity:
Class A common stock, $0.00001 par value, 6,666,667 shares authorized, 398,929 and 360,850 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively; Class B common stock, $0.00001 par value, 1,333,333 shares authorized, 182,911 and 209,054 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	6	6
Additional paid-in capital	4,288,603	4,229,778
Accumulated other comprehensive income (loss)	(2,207)	647
Accumulated deficit	(2,347,922)	(2,206,726)
Total stockholders’ equity	1,938,480	2,023,705
Total liabilities and stockholders’ equity	$2,288,612	$2,393,317

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue	$271,940	$201,911
Costs and expenses:
Cost of revenue	99,232	73,694
Research and development	145,704	72,444
Sales and marketing	117,027	76,394
General and administrative	56,067	24,205
Total costs and expenses	418,030	246,737
Loss from operations	(146,090)	(44,826)
Interest income	7,151	4,059
Interest expense and other income (expense), net	(2,077)	(500)
Loss before provision for income taxes	(141,016)	(41,267)
Provision for income taxes	180	153
Net loss	$(141,196)	$(41,420)
Net loss per share attributable to common stockholders, basic and diluted	$(0.25)	$(0.33)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	576,302	127,346

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Operating activities
Net loss	$(141,196)	$(41,420)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,746	5,696
Share-based compensation	81,024	694
Other	2,719	(993)
Changes in assets and liabilities:
Accounts receivable	100,991	61,329
Prepaid expenses and other assets	6,624	510
Operating lease right-of-use assets	10,879	6,427
Accounts payable	2,613	7,481
Accrued expenses and other liabilities	(4,905)	(2,024)
Operating lease liabilities	(13,205)	(4,578)
Net cash provided by operating activities	57,290	33,122
Investing activities
Purchases of property and equipment and intangible assets	(7,005)	(3,706)
Purchases of marketable securities	(257,593)	(113,952)
Sales of marketable securities	72,043	28,953
Maturities of marketable securities	250,074	84,883
Other investing activities	316	—
Net cash provided by (used in) investing activities	57,835	(3,822)
Financing activities
Proceeds from exercise of stock options, net	20,347	110
Shares repurchased for tax withholdings on release of restricted stock units	(44,090)	—
Other financing activities	—	(3,279)
Net cash used in financing activities	(23,743)	(3,169)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(214)	8
Net increase in cash, cash equivalents, and restricted cash	91,168	26,139
Cash, cash equivalents, and restricted cash, beginning of period	677,743	135,290
Cash, cash equivalents, and restricted cash, end of period	$768,911	$161,429
Supplemental cash flow information
Accrued property and equipment	$7,831	$4,484
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$1,242	$22,862

Reconciliation of cash, cash equivalents and restricted cash to condensed consolidated balance sheets
Cash and cash equivalents	$740,833	$134,648
Restricted cash included in prepaid expenses and other current assets	4,287	1,057
Restricted cash	23,791	25,724
Total cash, cash equivalents, and restricted cash	$768,911	$161,429

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Share-based compensation by function:
Cost of revenue	$1,426	$15
Research and development	48,906	626
Sales and marketing	13,919	29
General and administrative	16,773	24
Total share-based compensation	$81,024	$694

Amortization of acquired intangible assets by function:
Cost of revenue	$94	$—
General and administrative	162	343
Total amortization of acquired intangible assets	$256	$343

Reconciliation of total costs and expenses to non-GAAP costs and expenses:
Total costs and expenses	$418,030	$246,737
Share-based compensation	(81,024)	(694)
Amortization of acquired intangible assets	(256)	(343)
Total Non-GAAP costs and expenses	$336,750	$245,700

Reconciliation of net loss to non-GAAP net loss:
Net loss	$(141,196)	$(41,420)
Share-based compensation	81,024	694
Amortization of acquired intangible assets	256	343
Non-GAAP net loss	$(59,916)	$(40,383)

Weighted-average shares outstanding for net loss per share, basic and diluted	576,302	127,346

Net loss per share	$(0.25)	$(0.33)
Non-GAAP loss per share	$(0.10)	$(0.32)

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Reconciliation of net loss to Adjusted EBITDA:
Net Loss	$(141,196)	$(41,420)
Depreciation and amortization	11,746	5,696
Share-based compensation	81,024	694
Interest income	(7,151)	(4,059)
Interest expense and other (income) expense, net	2,077	500
Provision for income taxes	180	153
Adjusted EBITDA	$(53,320)	$(38,436)